                                                                    Exhibit 4(a)

                             American General Life
                               Insurance Company

Unless otherwise directed by the Owner, We will pay a monthly income to the Annuitant if living on the Annuity Commencement Date. The dollar amounts of such payments will be determined on the basis of the provisions of this Contract. The first payment will be payable on the Annuity Commencement Date. Subsequent payments will be payable on the corresponding day of each month thereafter in accordance with the provisions of this Contract.

All payments and values provided by this Contract, when based on the investment experience of a separate account are variable, may increase or decrease and are not guaranteed as to amount. See the "Separate Account" and "Variable Annuity Payments" provisions in this Contract.

CANCELLATION RIGHT. You may return this Contract for cancellation to Us or to the sales representative through whom it was purchased, within 10 days after delivery. Upon surrender of this Contract within the 10 day period, we will refund the sum of Your Account Value at the end of the Valuation Period in which Your request is received, plus any Purchase Payment Charge, Premium Taxes or other applicable tax charges that have been deducted.


This is an INDIVIDUAL FLEXIBLE PAYMENT VARIABLE and FIXED DEFERRED ANNUITY CONTRACT. NONPARTICIPATING - NOT ELIGIBLE FOR DIVIDENDS.

SIGNED AT THE HOME OFFICE ON THE DATE OF ISSUE.

                   Secretary                      President


                         READ YOUR CONTRACT CAREFULLY

                                A STOCK COMPANY

                 A Subsidiary of American General Corporation

                          Home Office: Houston, Texas

2727-A Allen Parkway  P.O. Box 1401  Houston, TX 77251-1401 (713) 831-3505

                                     INDEX
                                                                 Page
Account Value                                                      4
Accumulation Units                                                13
Allocation of Purchase Payments                                    9
Annuity Options                                                   23
Annuity Tables                                                    24
Annuity Units                                                     23
Automatic Rebalancing                                             17
Beneficiary                                                       11
Change of Investments or Investment Objective                      8
Contingent Annuitant                                               5
Death Proceeds                                                    18
Definitions                                                        4
Divisions                                                         13
Dollar Cost Averaging                                             16
Fixed Account Value                                               12
Fixed Annuity Payments                                            23
General Provisions                                                 8
Guaranteed Interest Rates                                         13
Guarantee Periods                                                 12
Net Investment Factor                                             14
Ownership Provisions                                              10
Payment and Deferment                                             17
Payment of Benefits                                               22
Premium Taxes                                                     10
Purchase Payments                                                  9
Schedule Page                                                      3
Separate Account                                                  13
Surrenders                                                        18
Full Surrender                                                    18
Partial Withdrawals                                               18
Tax Charge                                                        19
Transfers                                                         14
Variable Annuity Payments                                         23

                          [Generations Asset Builder]
                    American General Life Insurance Company

                                 SCHEDULE PAGE

Initial Purchase Payment:                                                  $5,000

Minimum Additional Purchase Payments:                                      $  100

Additional Benefits: The charge for this benefit, 0.13% of the Account     Enhanced Death
  Value at the end of each Contract Year, is in addition to the            Benefit
  Maximum Asset Charge Factors

Maximum Asset Charge Factors (Separate Account Only) Annual Rate:          0.59%

Maximum Transfer Charge (After first 12 in a Contract Year)                $   25

Issue Age:                                                                 35

Annuity Commencement Date:                                                 April 1, 2029

Purchase Payment Charge (Each entire purchase is based on the sum of Purchase
     Payments Paid to Date):
  Sum of Purchase Payments to Date           Purchase Payment Charge Percentage

      $     Up to  -  49,999.99                              5.75%
      $     50,000 -  99,999.99                              4.75%
      $    100,000 - 249,999.99                              3.75%
      $    250,000 - 499,999.99                              2.75%
      $    500,000 - 999,999.99                              2.00%
      $  1,000,000 and above                                 1.00%


Contract Number:              123456

Annuitant:                    John Doe

Contract Owner:               John Doe

Date of Issue:                April 1, 1999

Contract Jurisdiction:        (State Name)

This is a (Sex Distinct) Contract

SEPARATE ACCOUNT DIVISIONS:
                                                                   PERCENTAGE

[MONEY MARKET                                                           0%
COMSTOCK                                                              100%
DOMESTIC INCOME                                                         0%
EMERGING GROWTH                                                         0%
ENTERPRISE                                                              0%
GLOBAL EQUITY                                                           0%
GOVERNMENT                                                              0%
GROWTH AND INCOME                                                       0%
HIGH YIELD                                                              0%
INTERNATIONAL MAGNUM                                                    0%
MID CAP VALUE                                                           0%
MORGAN STANLEY REAL ESTATE SECURITIES                                   0%
STRATEGIC STOCK                                                         0%

FIXED ACCOUNT - 1 YEAR GUARANTEE PERIOD                                 0%
                                                                        --

TOTAL ALLOCATIONS                                                     100%]

                                    Page 3A

                                  DEFINITIONS

We, Our, Us, or Company.  American General Life Insurance Company.

You, Your, Owner. The Owner of this Contract. The Owner is the person, persons, or entity entitled to the ownership rights stated in this Contract. The Owner may designate a trustee or custodian of a retirement plan which meets the requirements of Section 401, Section 408(c), or Section 408(k) of the Internal Revenue Code to serve as legal owner of assets of a retirement plan, but the term Owner as used herein, shall refer to the person or organization entering into this Contract.

Account. Any of the Divisions or the Fixed Account.

Account Value. The sum of the Fixed Account Value and the Separate Account Value after deduction of any fees. The Fixed Account Value is the sum of Net Purchase Payments and transfers into the Fixed Account, plus accumulated interest, less any partial withdrawals and transfers out of the Fixed Account. The Separate Account Value is the sum of the values of the Divisions. The value of a Division is the value of a Division's Accumulation Unit multiplied by the number of Accumulation Units in that Division.

Accumulation Period. The period during which Net Purchase Payments are applied under this Contract.

Accumulation Unit. A measuring unit used in calculating Your interest in a Division of Separate Account D before the Annuity Commencement Date.

Age. The age of the Annuitant on the Annuitant's last birthday unless otherwise stated.

Annuitant. The person on whose life annuity payments are based. The Annuitant's name is shown on the Schedule Page.

Annuity Commencement Date. The date on which We begin making annuity payments under an Annuity Payment Option, unless You or a Beneficiary elect a single sum payment instead.

Annuity Payment Options (or Annuity Options). One of the ways in which You or a Beneficiary can request Us to make annuity payments. An Annuity Payment Option will control the amount of each payment, how often We make payments, and for how long We make payments.

Annuity Unit. A measuring unit used to calculate the amount of Variable Annuity Payments.

Beneficiary. The person who will receive any proceeds due under the Contract following the death of the Owner or the Annuitant. If no named Beneficiary is living at the time any payment is to be made, the Owner shall be the Beneficiary, or if the Owner is not living, the Owner's estate shall be the Beneficiary.

Business Day. A Business Day is each day that the New York Stock Exchange is open for business. For the purpose of collecting daily charges, a Business Day immediately preceded by one or more non-business calendar days will include those non-business days as a part of that Business Day. For example, a Business Day which falls on a Monday will consist of a Monday and the immediately preceding Saturday and Sunday.

Code. The Internal Revenue Code of 1986, as amended.

Contingent Annuitant. A person whom You designate under a Non-Qualified Contract to become the Annuitant if: (1) the Annuitant dies before the Annuity Commencement Date; and (2) the Contingent Annuitant is alive when the Annuitant dies.

A Contingent Annuitant may not be named except at the time of application. Once named, the choice may not be revoked or replaced. If a Contingent Annuitant dies, a new Contingent Annuitant may not be named. After Annuity Payments start, a Contingent Annuitant may not become the Annuitant.

Contingent Beneficiary. A person whom You designate to receive any proceeds due under this Contract following the death of an Owner or an Annuitant, if the Beneficiary has died but the Contingent Beneficiary is alive when the proceeds become payable.

Contract. An individual annuity Contract offered by the Prospectus.

Contract Anniversary. Each anniversary of the Date of Issue of this Contract.

Contract Year. A period of 12 consecutive months beginning on the Date of Issue or any anniversary thereof.

Date of Issue. The date on which this Contract becomes effective as shown on the Schedule Page.

Division. A separate and distinct division of the Separate Account, to which specific underlying shares of a Variable Fund are allocated and for which Accumulation Units and Annuity Units are separately maintained.

Fixed Account. An account under this Contract that is a part of the general account of the Company. It is not part of the assets of the Separate Account. The assets of the general account are subject to the claims of general creditors of the Company.

Fixed Annuity Option. An Annuity Option with payments that are fixed in amount and do not vary with the investment experience of any division of Separate Account D.

Guarantee Period. The period for which we credit a Guaranteed Interest Rate.

Guaranteed Interest Rate. The rate of interest We credit during any Guarantee Period, on an effective annual basis.

Home Office. Our office at the following address and telephone number: American General Life Insurance Company, Annuity Administration Department, 2727-A Allen Parkway, Houston, Texas 77019-2115; Mailing Address - P.O, Box 1401, Houston, Texas 77251-1401; 1-800-200-3883 or 713-831-3505.

Issue Age. As of the Date of Issue, the age of the Annuitant on the Annuitant's last birthday. (If the Date of Issue occurs on the Annuitant's birthday, "last birthday" will mean the birthday occurring on the Date of Issue).

Net Asset Value Per Share. The net assets of a Variable Fund divided by the number of shares in the Variable Fund.

Net Purchase Payment. The gross amount of a Purchase Payment less the Purchase Payment Charge, and less any Premium Taxes or other applicable tax charges deducted at the time a Purchase Payment is made.

Non-Qualified Contract. A Contract that does not qualify for federal income tax treatment that occurs with retirement plans allowed by Sections 401, 403, 408 or 408A of the Code.

Owner. The person or persons entitled to exercise all rights and privileges under this Contract. The term "Owner" means either one person or joint ownership by two or more persons. In connection with a retirement plan, the employer of the Annuitant or the trustee of the retirement plan may be designated as Owner.

Owner's Account. An account to which each Purchase Payment is credited by the Company on behalf of an Owner.

Payee. A person who is to receive annuity payments, surrender proceeds or death proceeds under this Contract.

Payout Period. The period, starting with the Annuity Commencement Date, during which Annuity Payments are made by the Company.

Premium Tax. The amount of tax, if any, charged by a state or municipality on Purchase Payments or Contract values.

Prospectus. A separate document which provides information regarding the provisions of this Contract, and the variable and fixed investments offered under this Contract.

Purchase Payment. An amount paid to the Company as consideration for the benefits described herein.

Purchase Payment Charge. The Purchase Payment Charge is calculated by multiplying the Purchase Payment paid (after deduction of any state Premium Tax) by the Purchase Payment Charge Percentage shown on the Schedule Page.

Qualified Contract. A Contract that is eligible for the kind of federal income tax treatment that occurs with retirement plans allowed by sections 401, 403, 408 or 408A of the Code.

Separate Account. A segregated investment account named "Separate Account D" established by the Company to separate the assets funding the variable benefits for the class of contracts to which this Contract belongs from the other assets of the Company. That portion of the assets of the Separate Account equal to the reserves and other Contract liabilities with respect to the Separate Account shall not be chargeable with liabilities arising out of any other business We may conduct. Income, gains and losses, whether or not realized, from assets allocable to the Separate Account, are credited to or charged against such Account without regard to Our other income, gains or losses.

Unit Value. The value of: (1) an Accumulation Unit as described in the Accumulation Units provision; or (2) an Annuity Unit as described in the "Annuity Units" provision.

Valuation Date. Valuation of the various Divisions will occur on each Business Day during each month. If the underlying investment option is unable to value or determine the Division's investment in an investment option due to any of the reasons stated in the Payment and Deferment section, the Valuation Date for the Division with respect to the unvalued portion shall be the first Business Day that the assets can be valued or determined.

Valuation Period. The period that starts at the close of regular trading on the New York Stock Exchange on a Valuation Date and ends at the close of regular trading on the Exchange on the next Valuation Date.

Variable Annuity Option. An Annuity Option with annuity payments that vary in amount based on the investment earnings and losses of one or more of the Divisions.

Variable Fund. An individual investment fund or a series of an individual investment fund in which a Division invests.

Written, In Writing. A written request or notice in acceptable form and content, which is signed and dated, and received at Our Home Office.

                               GENERAL PROVISIONS

Entire Contract. This Contract, endorsements if any, and a copy of the Application, if attached, is the entire Contract. All statements made by the Contract Owner or Annuitant will be deemed representations and not warranties. No statement will be used to reduce a claim under this Contract unless it is in writing and made a part of this Contract.

Not Contestable.  This Contract is not contestable.

Guarantees. Subject to the terms of the Net Investment Factor provision of this Contract, We guarantee that the dollar amount of variable annuity payments made during the lifetime of the Payee(s) will not be adversely affected by Our actual mortality experience or by the actual expenses We incur in excess of the expense deductions provided for in this Contract.

Settlement.  All benefits under this Contract are payable from Our Home Office.

Nonparticipating. This Contract is nonparticipating and does not share in Our divisible surplus or earnings.

Change of Investments or Investment Objective. Unless otherwise required by law or regulation, the investment advisor or any investment objective may not be changed without Our consent. If required, approval of or change of any investment objective will be filed with the Insurance Department of the state where this Contract is delivered. You will be notified of any material change in investment objective which has been approved. Notification of a change in investment objective will be given in advance to those Owners who have the right to comment on or vote on such change.

Any substitution of the underlying investments of any Division will comply with all applicable requirements of the Investment Company Act of 1940 and rules thereunder.

Rights Reserved by Us. Upon notice to You, this Contract may be modified by Us, but only if such modification is necessary to:

1. Reflect a change in the Separate Account or any Division of the Separate Account;

2.  Create new separate accounts;

3. Operate the Separate Account in any form permitted under the Investment Company Act of 1940 or in any other form permitted by law;

4. Transfer any assets in any Division to another Division, or to one or more other separate accounts, or to the Fixed Account;

5. Add, combine or remove Divisions in the Separate Account, or combine the Separate Account with another separate account;

6.  Add, restrict or remove Guarantee Periods of the Fixed Account;

7.  Make any new Division available to You on a basis to be determined by Us;

8. Substitute for the shares held in any Division, the shares of another Variable Fund or the shares of another investment company or any other investment permitted by law;

9. Make any changes as required by the Code or by any other applicable law, regulation or interpretation in order to continue treatment of this Contract as an annuity;

10. Commence deducting Premium Taxes or adjust the amount of Premium Taxes deducted in accordance with state law that applies; or

11.  Make any changes required to comply with rules of any Variable Fund.

When required by law, We will obtain Your approval of changes and We will also obtain approval from any appropriate regulatory authority.

Changing the Terms of Your Contract. Any change in Your Contract must be approved by one of Our officers. No other person has the authority to make any changes or waive any of the terms of Your Contract.

Termination. This Contract will remain in force until surrendered, or until all annuity payments have been made, or upon the payment of the death proceeds, except as follows:

If the Owner's Account Value is less than $500, We may, at Our discretion, cancel this Contract upon 60 days' Written notice to the Owner. Such cancellation would be considered a full surrender of this Contract.


                               PURCHASE PAYMENTS

Minimum Payments. The minimum amounts acceptable as Additional Purchase Payments are shown on the Schedule Page. We reserve the right to modify these minimums or to refuse an Additional Purchase Payment for any reason.

Allocation of Purchase Payments. The initial allocation for Net Purchase Payments will remain in effect until changed by Written notice. The percentage allocation for future Net Purchase Payments may be changed at any time by Written notice provided by the Owner or by use of the Telephone Transfer and Allocation Privilege.

Changes in the allocation will be effective as of the Valuation Date immediately following Our receipt of notice of such change. Each allocation to a Division or Guarantee Period must be a whole percentage of the Net Purchase Payment and all allocations must equal 100% of such Payment.

Up to 100% of a Net Purchase Payment may be allocated to any available Division or Guarantee Period. The initial Purchase Payment will be credited to the Owner's Account not more than two Valuation Periods after We receive it, together with all other required documentation, in good order at the office designated by the Company for the processing of initial Purchase Payments. Subsequent Purchase Payments will be credited as of the end of the Valuation Period in which they are so received. We reserve the right to limit the number of Guarantee Periods and Divisions that may be chosen during the life of this Contract.

Premium Taxes. When applicable, We will deduct an amount to cover Premium Taxes. Such deductions will be made:

1.  From Purchase Payment(s) when received; or

2.  From the Account Value at the time annuity payments are to commence; or

3.  From the amount of any partial withdrawal; or

4. From proceeds payable upon termination of this Contract for any other reason, including death of the Annuitant or Owner, or surrender of this Contract.

If Premium Tax is paid, the Company may reimburse itself for such tax when the deduction is being made under paragraphs 2, 3, or 4 above. The calculation will be made by multiplying the sum of Purchase Payments being withdrawn by the applicable premium tax percentage. Purchase Payments are withdrawn before earnings.

                              OWNERSHIP PROVISIONS

Exercise of Contract Rights. This Contract belongs to the Owner, who is entitled to exercise all rights and privileges in connection with this Contract. When a Contract is jointly owned, both Owners must join in any request to exercise the rights or privileges of an Owner.

In any case, such rights and privileges can be exercised without the consent of the Beneficiary (other than an irrevocably designated Beneficiary) or any other person. Such rights and privileges may be exercised only during the lifetime of the Annuitant and prior to the Annuity Commencement Date, except as otherwise provided in this Contract.

Unless the Owner specifies otherwise, the Annuitant will become the Payee on the Annuity Commencement Date. If the Owner (other than a joint Owner) or the Annuitant dies prior to the

Annuity Commencement Date, the Beneficiary will become the Payee. If a joint Owner dies prior to the Annuity Commencement Date, death proceeds will be paid to the surviving joint Owner, if any; otherwise the Beneficiary will become the Payee. Such Payees may thereafter exercise such rights and privileges of ownership which continue.

Beneficiary. The Owner named the Beneficiary and any Contingent Beneficiary when applying for this Contract. By Written notice to Us, a revocable Beneficiary or Contingent Beneficiary may be changed by the Owner prior to the Annuity Commencement Date or by the Annuitant or other properly-designated Payee after the Annuity Commencement Date.

Change of Ownership. Ownership of a Qualified Contract may not be transferred except to: (1) the Annuitant; (2) a trustee or successor trustee of a pension or profit sharing trust which is qualified under Section 401 of the Code; (3) the employer of the Annuitant, provided that the Qualified Contract after transfer is maintained under the terms of a retirement plan qualified under Section 403(a) of the Code for the benefit of the Annuitant; (4) the trustee of an individual retirement account plan qualified under Section 408 of the Code; or
(5) as otherwise permitted from time to time by laws and regulations governing the retirement or deferred compensation plans for which a Qualified Contract may be issued. In no other case may a Qualified Contract be sold, assigned, transferred, discounted or pledged as collateral.

During the lifetime of the Annuitant and prior to the Annuity Commencement Date, the Owner may change the ownership of a Non-Qualified Contract.

A change of ownership will not be binding upon Us until We receive Written notification at Our Home Office. When such notification is so received, the change will be effective as of the date of the signed request for change, but the change will be without prejudice to Us on account of any payment made, or any action taken by Us prior to receiving the change, or on account of any tax consequence.

Distribution of Death Proceeds under Non-Qualified Contracts. If an Owner (including the first to die in the case of joint Owners) under a Non-Qualified Contract dies prior to the Annuitant and before the Annuity Commencement Date, the death proceeds must be distributed to either the surviving joint Owner or, if none, to the Beneficiary either: (1) within five years after the date of death of the Owner; or (2) over the life of or a period not greater than the life or expected life of the surviving joint Owner or the Beneficiary, with annuity payments beginning within one year after the date of death of the Owner. The surviving joint Owner or the Beneficiary shall be considered the designated Beneficiary for the purposes of Section 72(s) of the Code. In all cases, any such designated Beneficiary will not be entitled to exercise any rights prohibited by applicable federal income tax law.

These mandatory distribution requirements will not apply when the surviving joint Owner or the Beneficiary is the spouse of the deceased Owner, if the spouse elects to continue this Contract in the spouse's own name, as Owner.
When the deceased Owner was also the Annuitant, the surviving spouse (if the surviving spouse is the designated surviving joint Owner or the Beneficiary) may elect to be named as both Owner and Annuitant and continue this Contract.

If the Payee under a Non-Qualified Contract dies after the Annuity Commencement Date and before all of the payments under the Annuity Option have been distributed, the remaining amount payable, if any, must be distributed at least as rapidly as under the method of distribution in effect when the Payee died.

Prior to the Annuity Commencement Date if the Owner or the Payee is not a natural person, then the foregoing distribution requirements shall apply upon the death of the primary Annuitant within the meaning of the Code.

Periodic Reports. We will send to each Owner, at least once during each Contract Year, a statement showing the Owner's Account Value as of a date not more than two months prior to the date of mailing. We will also send such statements as may be required by applicable state and federal laws, rules and regulations.

Owner's Account. We will establish an Owner's Account for the Owner under this Contract and will maintain such Account during the Accumulation Period. The Owner's Account Value for any Valuation Period will be equal to the Owner's Separate Account Value, if any, plus the Owner's Fixed Account Value, if any, for that Valuation Period.

                                 FIXED ACCOUNT

Fixed Account Value. That portion of a Net Purchase Payment, which is allocated to the Fixed

Account, will be credited to the Owner's Account and allocated to the Guarantee Period(s) selected. The Fixed Account Value of an Owner's Account for any Valuation Period is equal to the sum of the values in each of the Guarantee Periods credited to the Owner's Account for such Valuation Period.

The value in any one Guarantee Period on a Valuation Date is the accumulated value of the Net Purchase Payments, renewals or transfers allocated to the Guarantee Period at the Guaranteed Interest Rate, minus the accumulated value of surrenders and transfers out of that Guarantee Period, at the Guaranteed Interest Rate.

Guarantee Periods. The Owner may select one or more Guarantee Periods. The Guarantee Period(s) selected will determine the Guaranteed Interest Rate(s) that apply to the Account Value allocated to that Guarantee Period. The Net Purchase Payment or the portion thereof (or amount transferred in accordance with the terms of the "Transfers" section described below) allocated to a particular Guarantee Period will earn interest at the Guaranteed Interest Rate during the Guarantee Period. Guarantee Periods begin on the date as of which We credit the Owner's Account Value to that Guarantee Period or, in the case of a transfer, on the effective date of the transfer. The Guarantee Period is the number of months or years We credit the Guaranteed Interest Rate. The expiration date of any Guarantee Period is the last day of the Guarantee Period. Subsequent Guarantee Periods begin on the first day following the expiration date.

As a result of Guarantee Period renewals, additional Purchase Payments and transfers of portions of the Owner's Account Value, Guarantee Periods of the same duration may have different expiration dates and Guaranteed Interest Rates.

We will notify the Owner in writing at least 30 and no more than 60 days prior to the expiration date of any Guarantee Period. A new Guarantee Period of the same duration as the previous Guarantee Period will begin automatically unless We receive Written notice to the contrary from the Owner at least 3 Valuation Dates prior to the end of such Guarantee Period.

The Owner may elect to change to another Guarantee Period or Division which We offer at such time.

If the amount of an Owner's Account Value in a Guarantee Period is less than $500 at the end of such Guarantee Period, We reserve the right to transfer such Account Value, without charge, to the Money Market Division of the Separate Account. However, We will transfer such amount to another available Division at the Owner's request.

Guaranteed Interest Rates. We will periodically establish an applicable Guaranteed Interest Rate for each Guarantee Period We offer. These rates will be guaranteed for the duration of the respective Guarantee Periods. The Guarantee Periods that We make available at any time will be determined at Our discretion. No Guaranteed Interest Rate shall be less than an effective annual rate of 3.0% per year.


                                SEPARATE ACCOUNT

Divisions. The Separate Account is comprised of several Divisions, each investing in a corresponding Variable Fund. We will use the Net Purchase Payments and any transferred amounts to purchase Variable Fund shares applicable to the Divisions at their net asset value. We will be the owner of all Variable Fund shares purchased with the Net Purchase Payments or transferred amounts.

Accumulation Units. Net Purchase Payments and transferred amounts allocated to the Separate Account will be credited to the Owner's Account in the form of Accumulation Units. The number of Accumulation Units will be determined by dividing the amount allocated to a Division by the Accumulation Unit value for that Division as of the end of the Valuation Period as of which the transaction is credited. The value of each Accumulation Unit was arbitrarily set as of the date the Division first purchased Variable Fund shares. Subsequent values on any Valuation Date are equal to the previous Accumulation Unit value for a Division times the applicable Net Investment Factor for the Valuation Period ending on that Valuation Date.

Net Investment Factor. The Net Investment Factor is an index applied to measure the investment performance of a Division from one Valuation Period to the next. The Net Investment Factor may be greater or less than or equal to one; therefore, the value of an Accumulation Unit may increase, decrease or remain the same.

The Net Investment Factor for a Division is determined by dividing (1) by (2), and then subtracting (3) from the result, where:

1.  Is the sum of:

    a) The Net Asset Value Per Share of the Variable Fund shares held in the Division, determined at the end of the current Valuation Period; plus

    b) The per share amount of any dividend or capital gain distributions made on the Variable Fund shares held in the Division during the current Valuation Period;

2. Is the Net Asset Value Per Share of the Variable Fund shares held in the Division, determined at the beginning of the current Valuation Period; and

3. Is the daily asset charge factor representing the mortality risk, expense risk, and administrative expense charge. We may change the daily asset charge factor, but in no event may it exceed on an annual basis the Maximum Asset Charge Factor shown on the Schedule Page.

Separate Account Value. The Separate Account Value for any Valuation Period is the total of the values in each Division credited to the Owner's Account for such Valuation Period. The value for each Division will be equal to:

1.  The number of Accumulation Units for the Division; multiplied by

2.  The Accumulation Unit value for the Valuation Period.

The Separate Account Value will vary from Valuation Date to Valuation Date reflecting the total value in the Divisions. If the value in any Division (except the Money Market Division) falls below $500, We reserve the right to transfer the remaining balance, without charge, to the Money Market Division.

                                   TRANSFERS

Transfers. Transfers may be made at any time during the Accumulation Period after the first 30 days following the Date of Issue. A transfer will be effective at the end of the Valuation Period in which We receive the Owner's Written request for a transfer. Transfers will be subject to the following restrictions:

1. Prior to the Annuity Commencement Date, the Owner may make up to 12 transfers each Contract Year without charge.

2. There will be a charge of $25 for each transfer in excess of 12 in a Contract Year.

3. Transfers under the Dollar Cost Averaging and Automatic Rebalancing programs will not count toward the 12 free transfers each Contract Year. The $25 charge will not apply to transfers made through Automatic Rebalancing or Dollar Cost Averaging. Transfers under any other asset management arrangement approved by the Company may be subject to the $25 charge and may count toward the 12 free transfers.

4. No more than 25% of the Owner's Account Value allocated to a Guarantee Period at its inception may be transferred to the Variable Account during any Contract Year. Transfers from a Guarantee Period are made on a first in, first out basis. This means We treat the Account Value that has been allocated to a Guarantee Period for the longest period of time as the first amount transferred. The 25% limit does not apply to:

    a) Funds transferred from a Guarantee Period as a result of Dollar Cost Averaging; or

    b) Transfers within 15 days before or after the end of the applicable Guarantee Period; or

    c)  A renewal at the end of a Guarantee Period to the same Guarantee Period.

5. If a transfer would cause the Account Value in any Division or Guarantee Period to fall below $500, We reserve the right to also transfer the remaining balance in that Division or Guarantee Period in the same proportions as the transfer request.

6. We reserve the right to defer any transfer from the Fixed Account to the Variable Divisions for up to 6 months.

We reserve the right to restrict or terminate transfers.

After the Annuity Commencement Date, the Owner may make one transfer during any 180 day period among the Divisions or from one of the Divisions to the Fixed Account without charge. The Owner may not make transfers from the Fixed Account.

Telephone Transfer and Allocation Privilege. If We have on file a Written authorization for the Telephone Transfer and Allocation Privilege (Telephone Transfers), We will allow transfers and changes in Purchase Payment allocations to be made by telephone. We will honor instructions for Telephone Transfers from any person who provides the correct information. Therefore, there is a risk of possible loss to You if unauthorized persons use this service in Your name. Under Telephone Transfers, We are not liable for any acts or omissions based upon instructions that We reasonably believe to be genuine, including losses arising from errors in the communication of transfer instructions.

Dollar Cost Averaging. Dollar Cost Averaging is an automatic transfer of funds made periodically prior to the Annuity Commencement Date in accordance with the Transfers provision, except as provided below, and instructions from the Owner. Dollar Cost Averaging (DCA) is subject to the following guidelines:

1.  DCA transfers may be made:

    a)  On any day of the month except the 29th, 30th or 31st;

    b)  On a monthly, quarterly, semi-annual or annual basis; and

    c) From one Guarantee Period or any one of the Divisions to one or more of the other Divisions.

2.  There is no minimum amount for each DCA transfer.

3. DCA will end when there is no longer any value in the Account from which the automatic transfer of funds is being made. You may have only one DCA in effect at one time.

4.  There is no charge for DCA.

5.  DCA is not available if Automatic Rebalancing is active.

Alternate Dollar Cost Averaging Options. Subject to Our right to discontinue offering Alternate DCA Options, funds may be transferred under the following Dollar Cost Averaging Options in lieu of those described above. The Dollar Cost Averaging guidelines outlined in the preceding provision apply to Alternate Dollar Cost Averaging Options except as follows:

1.  DCA may be funded only with new Purchase Payments;

2. Funds may only be allocated to the Fixed Account with a DCA period of 6 or 12 months;

3. The minimum amount (before any deduction for Purchase Payment Charges) that may be allocated to the 6 or 12 month Alternate DCA Option is $5,000 ($2,000 for Qualified Contracts);

4. The dollar amount transferred from either the 6 or 12 month Alternate DCA Option will be determined by dividing the total Net Purchase Payments allocated to the Option by the number of transfers remaining in the Guarantee Period;

5. If the Owner makes a partial withdrawal from the Account Value available for 6 or 12 month DCA transfers, the DCA transfer amount will not be adjusted;

6. If the Owner elects to discontinue DCA transfers prior to the end of a DCA period, any remaining value will be transferred according to the Owner's instructions. If the Owner does not provide transfer instructions, the remaining value will be transferred according to the DCA transfer allocation instructions currently active.

7.  We may offer additional Alternate DCA Option durations at any time.

Automatic Rebalancing. Automatic Rebalancing occurs when funds are transferred by the Company among the Divisions so that the values in each Division following the transfers match the premium allocation percentages then in effect. You may choose Automatic Rebalancing on a quarterly, semi-annual or annual basis if Your Account Value is $25,000 or more. The date Automatic Rebalancing occurs will be based on the Date of Issue of Your Contract. For example, if Your Contract is dated January 17, and You have requested Automatic Rebalancing on a quarterly basis, Automatic Rebalancing will start on April 17, and will occur quarterly thereafter. After Automatic Rebalancing is elected, it will continue until We are notified In Writing that it is to be discontinued. There is no charge for Automatic Rebalancing. Automatic Rebalancing is not available if Dollar Cost Averaging is active.

                             PAYMENT AND DEFERMENT

General Surrender Provisions. The amount surrendered will normally be paid to the Owner within five (5) Valuation Dates following Our receipt of:

1.  The Owner's Written request on a form acceptable to Us: and

2.  This Contract, if required.

We reserve the right to defer payment of surrenders from the Fixed Account for up to 6 months from the date We receive the request in good order.

Account Value Based on Purchase Payments Made by Check. We reserve the right to defer payment of that portion of Your Account Value that is based on a Purchase Payment made by check for a period not to exceed 15 calendar days after the end of the Valuation Period in which We receive the check.

Other.  We may suspend payment of any portion of the Separate Account Value if:

1. The New York Stock Exchange is closed other than customary weekend and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission (SEC);

2. The SEC determines that an emergency exists, as a result of which disposal of securities held in the Division is not reasonably practicable or is not reasonably practicable to fairly determine the Separate Account Value; or

3. The SEC permits by an order the postponement of trading for the protection of Owners.

Transfers and allocations of Account Value among the Divisions and the Fixed Account may also be suspended under these circumstances. We will give Owners, assignees of record and any irrevocable Beneficiaries Written notice of both the imposition and termination of any such suspension.

                                  SURRENDERS

Full Surrender. At any time prior to the Annuity Commencement Date and during the lifetime of the Annuitant, the Owner may surrender this Contract by sending Us a Written request. The amount payable on surrender is:

1. The Owner's Account Value at the end of the Valuation Period in which We receive the Owner's Written request;

2.   Minus any applicable Premium Tax or other tax charges;

3.   Minus charges for the Enhanced Death Benefit, if applicable.

The amount payable upon surrender will not be less than the amount required by state law.

Upon payment of the surrender amount, this Contract will be terminated and the Company will have no further obligation to the Owner.

All collateral assignees must consent to any surrender or partial withdrawal.
We may require that this Contract be returned to Our Home Office prior to making payment.

Partial Withdrawals. A portion of the Owner's Account Value may be withdrawn at any time prior to the Annuity Commencement Date. The Owner must send Us a Written request specifying the Divisions or Guarantee Periods from which the Partial Withdrawal is to be made. However, in cases where the Owner does not so specify, or the withdrawal cannot be made in accordance with the Owner's specification, We reserve the right to implement the withdrawal pro rata from each Division and Guarantee Period based on the Owner's Account Value in each. Partial Withdrawals will be made effective at the end of the Valuation Period in which We receive the Written request. Partial Withdrawals will be subject to the following guidelines:

1. The Partial Withdrawal amount must be at least $100 or, if less, the Owner's entire Account Value;

2. We will surrender Accumulation Units from the Separate Account or interests in a Guarantee Period so that the total amount withdrawn will be the sum of:

     a)   The amount payable to the Owner; plus
     b)   Any applicable Premium Tax or other tax charges;

3. If a Partial Withdrawal would cause the Owner's Account Value in any Division or Guarantee Period (except the Money Market Division) to fall below $500, We reserve the right to transfer the remaining balance without charge to the Money Market Division;

4. If the Owner's Account Value is less than $500, We may cancel this Contract upon 60 days' notice to the Owner. Such cancellation would be considered a full surrender of this Contract.

                                  TAX CHARGE

Right to Impose. We reserve the right to impose additional charges or establish reserves for any federal or local taxes incurred or that We may be incur, and that may be deemed attributable to the Contracts.

                                DEATH PROCEEDS

Death Proceeds Before the Annuity Commencement Date. If the Annuitant dies before the Annuity Commencement Date, and is survived by a Contingent Annuitant, this Contract will be continued with the Contingent Annuitant being named the Annuitant. This Contract may qualify for continuation under the "Distribution of Death Proceeds under Non-Qualified Contracts" provision. Otherwise, death proceeds will be paid as follows (unless the Owner has specified In Writing that death proceeds are to be paid in a different manner):

1. If the Annuitant dies, and no Contingent Annuitant survives, death proceeds will be paid to the Beneficiary designated by the Owner to receive proceeds;

2. If an Owner (other than a joint Owner) dies, and this Contract is not being continued under the "Distribution of Death Proceeds under Non-Qualified Contracts" provision, death proceeds will be paid to the Beneficiary designated by the Owner to receive proceeds;

3. If a joint Owner dies, We will treat the surviving joint Owner as the Beneficiary, and We will not recognize any other designation of Beneficiary, unless:

     a) This Contract is being continued under the "Distribution of Death Proceeds under Non-Qualified Contracts" provision; and

     b) Joint Owners have specified In Writing: "Death proceeds are not to be paid to the surviving joint Owner", and have specified how death proceeds are to be paid.

4. If a joint Owner dies, and there is no surviving joint Owner, proceeds will be paid as outlined in paragraph 2 above.

Death Benefit Options. If the Annuitant or an Owner dies, the amount of death proceeds payable will depend upon the Death Benefit Option in effect: (1) the Base Death Benefit; or (2) the Enhanced Death Benefit.

If You did not apply for the Enhanced Death Benefit when applying for this Contract, The Base Death Benefit will be in effect. The Enhanced Death Benefit may not be requested after the Date of Issue. If requested, it may be dropped at any time. However, if it is dropped, it may not be added at a later date.

The Death Benefit chosen will be payable upon the death of the Annuitant (provided the Annuitant is not survived by a Contingent Annuitant), or upon the death of the Owner (provided the Contract is not being continued by a surviving spouse). The Death Benefit will only be payable while the Contract is in force and prior to annuitization.

Base Death Benefit (ages of Annuitant and Oldest Owner must be 85 or Less on the Date of Issue). The Base Death Benefit will be equal to the greater of:

1. The sum of all Purchase Payments (before any deduction for Purchase Payment Charges) less any applicable Premium Tax or other tax charges, and less any Partial Withdrawals; or

2. The Account Value at the end of the Valuation Period on the date of receipt of proof of death and election of the manner of payment, less applicable Premium Taxes or other tax charges.

Base Death Benefit (age of Annuitant or Oldest Owner is 86 or above on the Date of Issue). The Death Benefit will always be equal to the Account Value at the end of the Valuation Period on the date of receipt of proof of death and election of the manner of payment, less applicable Premium Taxes or other tax charges.

Enhanced Death Benefit (Available only on the Date of Issue if Oldest Owner and Annuitant are age 79 or Less). If the Enhanced Death Benefit is chosen there will be a charge of 0.13% of the Account Value assessed at the end of each Contract Year. While the charge is based on the entire Account Value, the entire charge will be deducted pro rata from the Divisions of the Separate Account in which there is any value. This charge, which is in addition to the Maximum Asset Charge Factor of 0.59%, will be applied if the benefit was in effect for the entire Contract Year or for any part of the Contract Year. The charge is also applied to full surrenders and deaths occurring during the Contract Year. The charge does not apply to Partial Withdrawals.

The Enhanced Death Benefit will be equal to the greater of:

1. The amount payable under the Base Death Benefit (including a deduction for any Enhanced Death Benefit charge); or

2. The highest anniversary value prior to the date of death determined as follows:

     a) We will calculate the Account Values at the end of each of the past Contract Anniversaries that occurred prior to the deceased's 81st birthday;

     b) We will increase each of the Account Values by the amount of Net Purchase Payments made since the end of such Contract Anniversaries; and

     c) The result will be reduced by the amount of any withdrawals made since the end of such Contract Anniversaries.

The death proceeds will become payable when We receive:

1.   Proof of the Owner's or Annuitant's Death; and

2. A Written request from the Beneficiary for either a single sum or payment under an Annuity Option.

If the Annuitant dies, and a Contingent Annuitant was named but predeceased the Annuitant, We will require proof of the Contingent Annuitant's death in addition to proof of the death of the Annuitant. We will pay a single sum to the Beneficiary unless an Annuity Option is chosen.

Death Proceeds on or After the Annuity Commencement Date. If the Annuitant dies on or after the Annuity Commencement Date, the Beneficiary will receive the death proceeds, if any, as provided by the Annuity Option in effect.

Proof of Death. We accept any of the following as Proof of the Annuitant's or Owner's death:

1.   A certified death certificate;
2. A certified decree of a court of competent jurisdiction as to the finding of death;
3. A Written statement by a medical doctor who attended the deceased at the time of death; or
4.   Any other proof satisfactory to Us.

                              PAYMENT OF BENEFITS

Application of Account Value. Unless directed otherwise, We will apply the Account Value in the Fixed Account to provide fixed annuity payments, and the Account Value in the Separate Account to provide variable annuity payments. The Owner must tell Us in Writing at least 30 days prior to the Annuity Commencement Date if Account Values are to be applied in different proportions. Transfers and Partial Withdrawals will be permitted within the 30-day period.

Annuity Commencement Date. The Annuity Commencement Date is shown on the Schedule Page. The Owner of a Qualified Contract may be required to receive distributions after the Annuitant's 70th birthday to comply with certain federal tax requirements. The Annuity Commencement Date may be changed by Written notice from the Owner, subject to Our approval.

Options Available to an Owner. The Owner may elect to have payments made beginning on the Annuity Commencement Date under any one of the Annuity Options described in this Contract. We will notify the Owner 60 to 90 days prior to the scheduled Annuity Commencement Date that this Contract is scheduled to mature, and request that an Annuity Option be selected. If the Owner has not selected an Annuity Option ten days prior to the Annuity Commencement Date, We will proceed as follows:

If the scheduled Annuity Commencement Date is any date prior to the Annuitant's 100th birthday, We will extend the Annuity Commencement Date to the Annuitant's 100th birthday.

If the scheduled Annuity Commencement Date is the Annuitant's 100th birthday, the Account Value less any applicable charges and taxes will be paid in one sum to the Owner.

In either event, the Annuity Commencement Date may be changed by Written notice from the Owner, subject to Our approval.

Options Available to Beneficiary. In lieu of payment in one sum, the Owner may elect, that any amount or part thereof due under this Contract be applied under any of the options described below. Within 60 days after the death of the Annuitant or Owner, the Beneficiary may make such election if the Owner has not done so. In such case, the Beneficiary thereafter shall have all the rights and options of the Owner.

The first annuity payment under any option shall be made on the first day of the second month after approval of the claim for settlement. Subsequent payments shall be made periodically in accordance with the manner of payment elected.

Payment Contract. At such time as one of these options becomes effective, this Contract shall be surrendered to the Company in exchange for a payment contract providing for the option elected.

                            FIXED ANNUITY PAYMENTS

Fixed annuity payments start on the Annuity Commencement Date. The amount of the first monthly payment for the annuity selected will be at least as favorable as that produced by the applicable annuity tables of this Contract for each $1,000 applied as of the end of the Valuation Period that contains the tenth day prior to the Annuity Commencement Date.

The dollar amount of any payments after the first payment is specified during the entire period of annuity payments, according to the provisions of the Annuity Payment Option selected.


                           VARIABLE ANNUITY PAYMENTS

Annuity Units. We convert the Accumulation Units into Annuity Units at the values determined at the end of the Valuation Period which contains the tenth day prior to the Annuity Commencement Date. For each Division, the number of Annuity Units is obtained by dividing the first monthly payment by the Annuity Unit Value determined at the end of the above Valuation Period (see following paragraph). The first monthly payment is determined by applying the dollar value of the Accumulation Units to the applicable Annuity Table. The number of Annuity Units remains constant as long as an annuity remains in force and the allocation among the Divisions does not change.

The Annuity Unit Value for each Division was arbitrarily set when the Division first converted Accumulation Units into Annuity Units. Subsequent values on any Valuation Date are equal to the revious Annuity Unit Value times the Net Investment Factor for that Division for the Valuation Period ending on that Valuation Date, with an offset for the 3.5% assumed interest rate used in the annuity tables of this Contract.

Variable Annuity Payments start on the Annuity Commencement Date. Payments will vary in amount and are determined at the end of the Valuation Period that contains the tenth day prior to each payment. If the monthly payment under the Annuity Payment Option selected is based on a single Division, the monthly payment is found by multiplying the Annuity Unit Value for that Division on said date by the number of Annuity Units.

If the monthly payment under the Annuity Option selected is based upon more than one Division, the above procedure is repeated for each applicable Division. The sum of these payments is the Variable Annuity Payment.

We guarantee that the amount of each payment will not be affected by variations in Our expense or mortality experience.

                                ANNUITY OPTIONS

First Option - Life Annuity - An annuity payable monthly during the lifetime of the Annuitant.

Second Option - Life Annuity with 120, 180 or 240 Monthly Payments Guaranteed - An annuity payable monthly during the lifetime of the Annuitant, including the guarantee that if, at the death of the Annuitant, payments have been made for less then 120 months, 180 months or 240 months (as selected), payments shall be continued during the remainder of the selected period.

Third Option - Joint and Last Survivor Life Annuity - An annuity payable monthly during the joint lifetime of the Annuitant, and a secondary Annuitant, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor.

Fourth Option - Payments for a Designated Period - We make annuity payments monthly to an Annuitant or other properly-designated Payee, or at his or her death, to the Beneficiary, for a selected number of years ranging from five to
40. If this option is selected on a variable basis, the designated period may not exceed the life expectancy of the Annuitant or other properly-designated Payee.

A Payee who receives Variable Annuity Payments under Option 4 can elect at any time to withdraw all or a portion of the value of the remaining Variable Annuity Payments. It does not apply to Fixed Annuity Payments. The Payee will receive one payment for the withdrawal. We calculate the value of any remaining Variable Annuity Payments under Option 4 by assuming that each payment is equal and by discounting each payment to the present at an annual rate of 3.5% (the "assumed amount"). We calculate the "assumed amount" of each remaining payment as of the end of the Valuation Period in which We receive a Written request for withdrawal.

Under Option 4 each time the Payee withdraws a portion of the value of the Variable Annuity Payments, the remaining Variable Annuity Payments will all be reduced proportionately. If the Payee elects to withdraw all of the value of the Variable Annuity Payments, such payments cease. The Contract terminates at that time unless We still owe Fixed Annuity Payments.

Fifth Option - Payments of a Specific Dollar Amount - The amount due may be paid in equal monthly installments of a designated dollar amount (not less than $125 nor more than $200 per annum per $1,000 of the original amount due) until the remaining balance is less than the amount of one installment. Payments under this option are available on a fixed basis only. To determine the remaining balance at the end of any month, such balance at the end of the previous month is decreased by the amount of any installment paid during the month and the result will be accumulated at an interest rate not less than 3.5% compounded annually. If the remaining balance at any time is less than the amount of one installment such balance will be paid and will be the final payment under the option.

In lieu of monthly payments, payments may be elected on a quarterly, semi-annual or annual basis, in which case the amount of each annuity payment will be determined on a basis consistent with that described in this Contract for monthly payments.

No election of any Annuity Payment Option may be made in the case where fixed or variable annuity payments are elected, unless a minimum initial annuity payment of $100 will be provided. No election of any Annuity Option may be made in the case where a combination of a fixed and a variable annuity payment is elected, unless a minimum initial annuity payment of $50 on each basis will be provided. If the initial annuity payment does not meet the minimum amount required for the Annuity Option elected, the Company will provide a less frequent payment schedule. If the minimum is still not met, the Company will make a lump-sum payment of the Account Value (less any uncollected Enhanced Death Benefit charge, applicable Premium Tax or other tax charge) as of the date of this determination to the Annuitant or other properly-designated Payee.

Misstatement of Age or Gender (Misstatement of Age if Issued on a Gender Neutral Basis). If the: (1) Age or gender of the Annuitant (if this Contract was issued on a Sex Distinct basis); or (2) Age of the Annuitant (if this Contract was issued on a Gender Neutral basis) has been misstated to Us, any amount payable will be that which would have been payable had the misstatement not occurred. We will deduct any overpayment from the next payment or payments due and add any underpayments to the next payment due. Interest at an effective annual rate of 3.5% will be added to any such adjustment.

Annuity Tables. The tables that follow show the dollar amount of the first monthly payment for each $1,000 applied under the options. If issued on a Sex Distinct basis, tables are based on the 1983a Male or Female Tables adjusted by projection scale G for nine years, with interest at the rate of 3.5% per year. Under the First or Second Options, the amount of each payment will depend upon the gender of the Annuitant and the Annuitant's adjusted age at the time the first payment is due. Under the Third Option, the amount of each payment will depend upon the gender of both Annuitants and their adjusted ages at the time the first payment is due. If issued on a Gender

Neutral basis, tables are based on the 1983a Male or Female Tables, adjusted by projection scale G for nine years, with unisex rates based on 60% female and 40% male, and interest at the rate of 3.5% per year. Under the First or Second Options, the amount of each payment will depend upon the adjusted age at the time the first payment is due. Under the Third Option, the amount of each payment will depend upon both Annuitant's adjusted ages at the time the first payment is due.

Adjusted Age. In using the table of annuity payment rates, the ages of the Annuitants must be reduced by one year for Annuity Commencement Dates occurring during the decade 2000-2009, reduced two years for Annuity Commencement Dates occurring during the decade 2010-2019, and reduced an additional year for each decade that follows. The Age 70 rate is also used for ages above 70.

Alternate Amount of Installments Under Fixed Life Income Options. If a fixed life income option is elected, the Owner (or, if the Owner has not elected a payment option, the Beneficiary) may elect life income payments equal to those provided by those fixed single premium immediate annuity option rates in use by the Company when annuity payments begin.

                           SEX DISTINCT ANNUITY TABLES
                           AMOUNT OF MONTHLY PAYMENT
                         FOR EACH $1,OOO OF ANNUITY VALUE

Options 1 and 2 - Life Annuities

Adjusted Age                  --------------Monthly Payments Guaranteed---------
of Male                       Option 1     Option 2    Option 2     Option 2
                              None         120         180          240

     50                       4.37         4.33        4.28         4.21
     51                       4.44         4.40        4.34         4.26
     52                       4.52         4.47        4.40         4.32
     53                       4.59         4.54        4.47         4.37
     54                       4.68         4.62        4.54         4.43
     55                       4.77         4.70        4.61         4.49
     56                       4.86         4.78        4.69         4.55
     57                       4.96         4.87        4.76         4.61
     58                       5.06         4.97        4.84         4.67
     59                       5.18         5.07        4.93         4.73
     60                       5.30         5.17        5.01         4.79
     61                       5.42         5.28        5.10         4.86
     62                       5.56         5.40        5.20         4.92
     63                       5.71         5.52        5.29         4.98
     64                       5.87         5.65        5.38         5.04
     65                       6.04         5.79        5.48         5.10
     66                       6.22         5.92        5.58         5.15
     67                       6.41         6.07        5.68         5.21
     68                       6.62         6.22        5.77         5.26
     69                       6.84         6.37        5.87         5.30
     70and above              7.07         6.53        5.96         5.35

Adjusted Age -------------Monthly Payments Guaranteed--------------
of Female         Option 1    Option 2     Option 2     Option 2
                  None        120          180          240

50                4.05        4.03         4.01         3.97
51                4.10        4.09         4.06         4.02
52                4.17        4.14         4.12         4.07
53                4.23        4.21         4.17         4.12
54                4.30        4.27         4.23         4.18
55                4.37        4.34         4.30         4.23
56                4.44        4.41         4.36         4.29
57                4.52        4.48         4.43         4.35
58                4.61        4.56         4.50         4.41
59                4.70        4.65         4.58         4.48
60                4.79        4.74         4.66         4.54
61                4.89        4.83         4.74         4.61
62                5.00        4.93         4.83         4.67
63                5.12        5.03         4.92         4.74
64                5.24        5.14         5.01         4.81
65                5.38        5.26         5.11         4.88
66                5.52        5.38         5.20         4.95
67                5.67        5.51         5.3l         5.01
68                5.83        5.65         5.41         5.08
69                6.01        5.79         5.52         5.14
70 and above      6.20        5.94         5.62         5.20

Option 3 - Joint and Last Survivor Life Annuity
Adjusted Age       -------------Adjusted Age of Secondary Annuitant------------
of Annuitant                              Female
Male           F50            F55          F60           F65          F70

50             3.76           3.89         4.01          4.11         4.19
55             3.84           4.01         4.18          4.33         4.46
60             3.90           4.11         4.33          4.56         4.77
65             3.95           4.19         4.47          4.78         5.09
70             3.99           4.25         4.58          4.96         5.39

Adjusted Age       -------------Adjusted Age of Secondary Annuitant
of Annuitant                              Male
Female         F50            F55          F60           F65          F70

50             3.76           3.84         3.90          3.95         3.99
55             3.89           4.01         4.11          4.19         4.25
60             4.01           4.18         4.33          4.47         4.58
65             4.11           4.33         4.56          4.78         4.96
70             4.19           4.46         4.77          5.09         5.39

Option 4 - Payments for a Designated Period

       Years of              Amount of Monthly      Years of   Amount of Monthly
       Payment                    Payment           Payment         Payment

             5                    $18.12            23              $5.24
             6                     15.35            24               5.09
             7                     13.38            25               4.96
             8                     11.90            26               4.84
             9                     10.75            27               4.73
             10                     9.83            28               4.63
             11                     9.09            29               4.53
             12                     8.46            30               4.45
             13                     7.94            31               4.37
             14                     7.49            32               4.29
             15                     7.10            33               4.22
             16                     6.76            34               4.15
             17                     6.47            35               4.09
             18                     6.20            36               4.03
             19                     5.97            37               3.98
             20                     5.75            38               3.92
             21                     5.56            39               3.88
             22                     5.39            40               3.83

                         GENDER NEUTRAL ANNUITY TABLES
                           AMOUNT OF MONTHLY PAYMENT
                        FOR EACH $1,OOO OF ANNUITY VALUE

Options 1 and 2 - Life Annuities

       Adjusted Age             ---------Monthly Payments Guaranteed--------
                             Option 1  Option 2   Option 2    Option 2
                             None      120        180         240

              50             4.18      4.15       4.12        4.07
              51             4.24      4.21       4.18        4.12
              52             4.31      4.28       4.24        4.17
              53             4.38      4.34       4.30        4.23
              54             4.45      4.41       4.36        4.28
              55             4.53      4.48       4.43        4.34
              56             4.61      4.56       4.50        4.40
              57             4.70      4.64       4.57        4.46
              58             4.79      4.73       4.65        4.52
              59             4.89      4.82       4.72        4.59
              60             5.00      4.91       4.81        4.65
              61             5.11      5.02       4.89        4.71
              62             5.23      5.12       4.98        4.78
              63             5.36      5.23       5.07        4.85
              64             5.49      5.35       5.17        4.91
              65             5.64      5.48       5.26        4.98
              66             5.80      5.61       5.36        5.04
              67             5.96      5.74       5.46        5.10
              68             6.14      5.88       5.57        5.16
              69             6.34      6.03       5.67        5.21
              70and above    6.54      6.19       5.77        5.27

     Option 3 - Joint and Last Survivor Life Annuity

     Adjusted Age           --------Adjusted Age of Secondary Annuitant--------
     of Annuitant

     Gender                 50    55    60     65    70
     Neutral
     50                     3.75  3.85  3.94   4.01  4.07
     55                     3.85  4.00  4.13   4.24  4.33
     60                     3.94  4.13  4.32   4.49  4.65
     65                     4.01  4.24  4.49   4.75  5.00
     70                     4.07  4.33  4.65   5.00  5.36


     Option 4 - Payments for a Designated Period

     Years of      Amount of Monthly    Years of     Amount of Monthly
     Payment       Payment              Payment      Payment

     5             $18.12        23              $5.24
     6              15.35        24               5.09
     7              13.38        25               4.96
     8              11.90        26               4.84
     9              10.75        27               4.73
     10              9.83        28               4.63
     11              9.09        29               4.53
     12              8.46        30               4.45
     13              7.94        31               4.37
     14              7.49        32               4.29
     15              7.10        33               4.22
     16              6.76        34               4.15
     17              6.47        35               4.09
     18              6.20        36               4.03
     19              5.97        37               3.98
     20              5.75        38               3.92
     21              5.56        39               3.88
     22              5.39        40               3.83

                             American General Life
                               Insurance Company



This is an INDIVIDUAL FLEXIBLE PAYMENT VARIABLE and FIXED DEFERRED ANNUITY CONTRACT. NONPARTICIPATING - NOT ELIGIBLE FOR DIVIDENDS

All payments and values provided by this Contract, when based on the investment experience of a separate account are variable, may increase or decrease and are not guaranteed as to amount. See the "Separate Account" and "Variable Annuity Payments" provisions in this Contract.



                For Information, Service or to make a Complaint
                    Contact Your Registered Representative,
                   or the Annuity Administration Department

                             American General Life
                               Insurance Company
                             2727-A Allen Parkway
                                 P.O, Box 1401
                           Houston, Texas 77251-1401
                                (800) 200-3883



                                A STOCK COMPANY

                 A Subsidiary of American General Corporation